EXHIBIT 3.4

CERTIFICATE OF DESIGNATION OF
SERIES B PREFERRED STOCK

OF

IVI COMMUNICATIONS, INC.

It is hereby certified that:

1.    The name of the Company (hereinafter called the "Company") is IVI Communications, Inc., a Nevada corporation.

2.    The Certificate of Incorporation of the Company authorizes the issuance of Five Million (5,000,000) shares of preferred stock, par value $.001 per share, and expressly vests in the Board of Directors of the Company the authority provided therein to issue any or all of said shares in one (1) or more Series and by resolution or resolutions to establish the designation and number and to fix the relative rights and preferences of each series to be issued.

3.    The Board of Directors of the Company, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating a Series B issue of Preferred Stock:

RESOLVED, that one million (1,000,000) of the Five Million (5,000,000) authorized shares of Preferred Stock of the Company shall be designated Series B Preferred Stock, par value $.001 per share, and shall possess the rights and preferences set forth below:

Section 1.      Designation and Amount. The shares of such series shall have par value $.001 and shall be designated as Series B Preferred Stock (the "Series B Preferred Stock") and the number of shares constituting the Series B Preferred Stock shall be one million (1,000,000). The Series B Preferred Stock shall have a Deemed Purchase Price of one cent ($0.01) per share.

Section 2.      Rank. Except for the voting rights specifically granted herein which shall have priority over all other outstanding securities of the Company, the Series B Preferred Stock shall rank: (i) senior to any other class or series of outstanding Preferred Shares or series of capital stock of the Company; (ii) prior to all of the Company's Common Stock, par value $.001 per share ("Common Stock"); (iii) prior to any class or series of capital stock of the Company hereafter created not specifically ranking by its terms senior to or on parity with any Series B Preferred Stock of whatever subdivision (collectively, with the Common Stock and the Existing Preferred Stock, "Junior Securities"); and (iv) on parity with any class or series of capital stock of the Company hereafter created specifically ranking by its terms on parity with the Series B Preferred Stock ("Parity Securities") in each case as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions").

Section 3.      Dividends. The Series B Preferred Stock shall bear no dividend.

Section 4.      Liquidation Preference.

(a)   In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the Holders of shares of Series B Preferred Stock shall be entitled to receive, immediately after any distributions to Senior Securities required by the Company's Certificate of Incorporation or any certificate of designation, and prior in preference to any distribution to Junior Securities but in parity with any distribution to Parity Securities, an amount per share equal to $.10 per share. If upon the occurrence of such event, and after payment in full of the preferential amounts with respect to the Senior Securities, the assets and funds available to be distributed among the Holders of the Series B Preferred Stock and Parity Securities shall be insufficient to permit the payment to such Holders of the full preferential amounts due to the Holders of the Series B Preferred Stock and the Parity Securities, respectively, then the entire assets and funds of the Company legally available for distribution shall be distributed among the Holders of the Series B Preferred Stock and the Parity Securities, pro rata, based on the respective liquidation amounts to which each such series of stock is entitled by the Company's Certificate of Incorporation and any certificate(s) of designation relating thereto.

(b)   Upon the completion of the distribution required by subsection 4(a), if assets remain in the Company, they shall be distributed to holders of Junior Securities in accordance with the Company's Certificate of Incorporation including any duly adopted certificate(s) of designation.

Section 5.       Redemption by Company. None. The company has no redemption right.

Section 6.       Voting Rights. The Record Holders of the Series B Preferred Shares shall have the right to vote on any matter with holders of common stock voting together as one (1) class. The Record Holders of the 1,000,000 Series B Preferred Shares shall have that number of votes (identical in every other respect to the voting rights of the holders of common stock entitled to vote at any Regular or Special Meeting of the Shareholders) equal to that number of common shares which is not less than 51% of the vote required to approve any action, which Nevada law provides may or must be approved by vote or consent of the holder of common shares or the holders of other securities entitled to vote, if any.

The Record Holders of the Series B Preferred Shares shall be entitled to the same notice of any Regular or Special Meeting of the Shareholders as may or shall be given to holders of common shares entitled to vote at such meetings. No corporate actions requiring majority shareholder approval or consent may be submitted to a vote of common shareholders which in any way precludes the Series B Preferred Stock from exercising its voting or consent rights as though it is or was a common shareholder.

For purposes of determining a quorum for any Regular or Special Meeting of the Shareholders, the 1,000,000 Series B Preferred Shares shall be included and shall be deemed as the equivalent of 51% of all common shares represented at and entitled to vote at such meetings.

Section 7.      Protective Provision. So long as shares of Series B Preferred Stock are outstanding, the Company shall not without first obtaining the approval (by vote or written consent, as provided by Nevada Law) of the Holders of at least seventy-five percent (75%) of the then outstanding shares of Series B Preferred Stock, and at least seventy-five percent (75%) of the then outstanding Holders:

(a)   alter or change the rights, preferences or privileges of the Series B Preferred Stock so as to affect adversely the Series B Preferred Stock.

(b)   create any new class or series of stock having a preference over the Series B Preferred Stock with respect to Distributions (as defined in Section 2 above) or increase the size of the authorized number of Series B Preferred.

In the event Holders of at least seventy-five percent (75%) of the then outstanding shares of Series B Preferred Stock and at least seventy-five percent (75%) of the then outstanding Holders agree to allow the Company to alter or change the rights, preferences or privileges of the shares of Series B Preferred Stock, pursuant to subsection (a) above, so as to affect the Series B Preferred Stock, then the Company will deliver notice of such approved change to the Holders of the Series B Preferred Stock that did not agree to such alteration or change (the “Dissenting Holders”) and the Dissenting Holders shall have the right for a period of thirty (30) business days to convert pursuant to the terms of this Certificate of Designation as they exist prior to such alteration or change or continue to hold their shares of Series B Preferred Stock.

Section 8.       Status of Converted or Redeemed Stock. In the event any shares of Series B Preferred Stock shall be converted or redeemed pursuant to Section 5 or Section 6 hereof, the shares so converted or redeemed shall be canceled, shall return to the status of authorized but unissued Preferred Stock of no designated series, and shall not be issuable by the Company as Series B Preferred Stock.

Section 9.       Preference Rights. Nothing contained herein shall be construed to prevent the Board of Directors of the Company from issuing one (1) or more series of Preferred Stock with dividend and/or liquidation preferences junior to the dividend and liquidation preferences of the Series B Preferred Stock.

Signed on March 12, 2007

SIGNATURE PAGE
[Certificate of Designation of Series B Preferred Stock]

/s/ Charles J. Roodenburg
Secretary & Chief Financial Officer

STATE OF California
COUNTY OF Humboldt

I, _________________, a Notary Public, hereby certify that on the ____ day of ______________, 2007, _____________________________, personally appeared before me, ___________________, who being by me first duly sworn declared that he is the person who signed the foregoing, and that the statements therein contained are true.

IN WITNESS WHEREOF, I have hereunto set my hand and seal on the date hereinbefore mentioned.

My commission expires _______________________.

Notary Public

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